Exhibit 15.1

KPMG LLP
Mission Towers I
Suite 600
3975 Freedom Circle Drive
Santa Clara, CA 95054

August 2, 2024

Electronic Arts Inc. Redwood City, California

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 2, 2024 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Santa Clara, California